Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

PKF Antares Professional Corporation, Chartered Professional Accountants (PKF ANTARES), (we, us or our), consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2025, except for Notes 2, and 14(a), as to which the date is March 06, 2026, with respect to the consolidated financial statements of Silver Bow Mining Corp. as of December 31, 2024, included in the Registration Statement (Form S-1) and related prospectus.

Professional Corporation

Chartered Professional Accountants

Date: March 23, 2026

PKF Antares Professional Corporation Chartered Professional Accountants
Suite 700, 602 12 Avenue SW, Calgary, Canada T2R 1J3

T: +1 403 375 9955, www.pkfantares.com

PKF Antares is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).